Exhibit 10.1

SEVERANCE AND GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement (“Agreement”) is made and entered into effective as of February 10, 2009 (the “Effective Date”) by and between Heeling Sports Limited, a Texas limited partnership (the “Company”) and Don Carroll (the “Employee”) (the Company and the Employee are collectively referred to herein as the “Parties”).

WHEREAS, beginning on or about January 1, 2008, the Employee became employed as the Company’s Senior Vice President of Marketing and on or about May 20, 2008 was named the Company’s President and Chief Executive Officer;

WHEREAS, effective as of July 17, 2008, the Employee and the Company entered into an EXECUTIVE EMPLOYMENT AGREEMENT, a true and correct conformed copy of which is attached as Exhibit A (the “Employment Agreement”);

WHEREAS, as of the Effective Date, the Employee’s employment with the Company ended due to Employee’s resignation; and

WHEREAS, the Employee and the Company desire to compromise and settle fully and finally, by the execution of this Agreement, all claims and causes of action of any kind whatsoever, whether known or unknown, which have arisen prior to or at the time of the execution of this Agreement, for any matter, including, but in no way limited to, any and all claims, controversies and causes of action arising out of or related to the Employee’s employment with and/or departure from the Company.

NOW, THEREFORE, in full compromise, release and settlement, accord and satisfaction, and discharge of all claims and causes of action, known or unknown, possessed by or belonging to the Employee for and in consideration of the above recitals and the mutual promises, covenants and agreements set forth herein, the adequacy of which the Parties hereby acknowledge for all purposes, the Parties to this Agreement covenant and agree as follows:

1.                                       Severance Proceeds:  Subject to the terms of Sections 6 and 12 herein, the Parties agree to the following terms of severance compensation:

a.                                       The Company shall pay Employee or his estate six (6) months severance amounting to the total sum of ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000.00), minus tax-related deductions (the “Severance Proceeds”), in full compromise and settlement.  The Severance Proceeds will be paid over a six (6) month period in equal installments in accordance with the Company’s normal payroll practices and policies beginning on the first payroll date following the Revocation Period described in Section 6 herein;

b.                                      If Employee elects continuation coverage (with respect to Employee’s coverage and/or any eligible dependent coverage) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Continuation Coverage”) with respect to the Company’s group health insurance plan, Employee will be responsible for payment of the monthly cost of COBRA Continuation Coverage, provided, however, the Company will reimburse Employee for the monthly cost of all COBRA Continuation Coverage net of all co-pay amounts (if any) for the six (6) month period following the Effective Date. Nothing herein will affect Employee’s rights to COBRA Continuation Coverage, at Employee’s expense, following the Effective Date.

2.                                       Payment of Expenses and Accrued Leave:

a.                                       Subject to Employee’s compliance with all applicable expense policies and procedures, the Company will reimburse Employee for all reasonable accrued but unpaid travel, lodging, long distance telephone and other business costs and expenses reasonably incurred by Employee while rendering Services pursuant to Exhibit A, through and including the Effective Date.

b.                                      The Company will pay Employee an amount equal to all accrued and unused vacation and personal day pay through and including the Effective Date, calculated in accordance with the Company’s vacation and personal day policies, practices, and procedures.

3.                                       General Release:

a.                                       Employee, individually, and on behalf of, as applicable, Employee’s current, former, and successor attorneys, representatives, guardians, heirs, assigns, successors, executors, administrators, insurers, servants, agents, employees, affiliates, and entities does hereby GENERALLY RELEASE, ACQUIT, AND DISCHARGE the Company, and as applicable, its respective current, former, and successor officers, employees, agents, attorneys, assigns, representatives, directors, shareholders, owners, servants, administrators, insurers, parents, subsidiaries, affiliates, and related corporations, firms, associations, partnerships, and entities, specifically including all affiliates of the Company and all of their respective officers and directors, from any and all claims, debts, damages, demands, liabilities, benefits, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys’ fees and expenses, back pay, front pay, severance pay, percentage recovery, injunctive relief, lost profits, emotional distress, mental anguish, personal injuries, liquidated damages, punitive damages, disability benefits, fraud, interest, expert fees and expenses, reinstatement, other compensation, suits, appeals, actions, and causes of action, of whatever kind or character, including, but not limited to, any dispute, claim, charge, or cause of action arising under the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000e et seq., as amended (including the Civil Rights Act of 1991), the Civil Rights Act of 1866, 42 U.S.C. §§ 1981 et seq., as amended, the Equal Pay Act, 29 U.S.C. §§ 201 et seq., as amended, the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., as amended, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., as amended, the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq., as amended, the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201 et seq., as amended, the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et

seq., as amended, RICO, 18 U.S.C. §§ 1961 et seq., as amended, the Texas discrimination, retaliation, and wrongful discharge laws, including without limitation Tex. Lab. Code §§ 21.001 et seq., 451.001, and 411.082, as amended, Tex. Civ. Prac. & Rem. Code § 122.001, as amended, the Texas pay day laws, including without limitation Tex. Lab. Code §§ 61.001 et seq. and 62.001 et seq., as amended, and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law or otherwise, arising out of or relating to any and all disputes now existing between Employee and the Company, whether related to or in any way growing out of, resulting from, or to result from the Employee’s employment with the Company, including without limitation, any and all obligations under the Employment Agreement, Employee’s termination or resignation from employment with the Company, for or because of any matter or thing done, omitted, or allowed to be done by, the Employee, the Company for any incidents, including those past and present, which existed at any time prior to and/or contemporaneously with the Effective Date of this Agreement, including all past, present, and future damages, injuries, costs, expenses, fees, effects, and results in any way related to or connected with such incidents. Nothing in this Agreement will be considered a release of Employee’s claims, if any, for vested employment benefits pursuant to the Employee Retirement Income Security Act of 1974 as amended, worker’s compensation insurance coverage, and/or unemployment insurance coverage, or the Company’s breach of this Agreement.

b.                                      Notwithstanding anything to the contrary herein, the Company or Heelys, Inc.’s obligations to Employee under that certain Indemnification Agreement, effective January 2, 2008 (the “Indemnification Agreement”), and this Agreement are not released, are not affected, and expressly survive the release herein in all respects.  Similarly, the Company or Heelys, Inc.’s indemnification obligations to Employee under Heelys, Inc.’s Certificate of Incorporation and ByLaws or at law are not released, are not affected, and expressly survive the release herein.

4.                                       No Admission of Liability:  The Parties stipulate that by discussing and/or entering into this Agreement, the Parties do not admit, and they specifically deny, any violation of any constitutional, federal, state, local, or municipal law, whether, statutory, regulatory, common law, or otherwise.  Neither the proposal of this Agreement nor the Parties’ execution of it shall in any way be construed as an admission of liability in any legal, arbitral, or administrative proceeding.

5.                                       Statement of Understanding:  By executing this Agreement, Employee acknowledges that (a) Employee has been given at least twenty-one (21) days to consider the terms of this Agreement, and has either considered it for that period of time or knowingly and voluntarily waived the right to do so; (b) Employee has been advised by virtue of this part of the Agreement to consult with an attorney regarding the terms of this Agreement; (c) Employee has consulted with, or had sufficient opportunity to consult with, an attorney of Employee’s own choosing regarding the terms of this Agreement; (d) Employee has read this Agreement and fully understands the terms of this Agreement and their import; (e) except as provided by this Agreement, Employee has no contractual right or claim to the payments and benefits described herein; (f) the consideration provided for herein is good and valuable; and (g) Employee is entering into this Agreement voluntarily, of Employee’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind.

6.                                       Revocation: Within the seven (7) consecutive calendar days following Employee’s execution of this Agreement (the “Revocation Period”), Employee may revoke this Agreement by written notice sent by BOTH fax and first class mail to the Company in care of its attorney, Robert Sarfatis, Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas  75201-4761, fax number (214) 999-3626.  If Employee revokes this Agreement, the Employee shall have no right or entitlement to receive (as applicable) any of the Severance Proceeds or reimbursement for COBRA Continuation Coverage described in Section 1 of this Agreement.  Employee understands that if the Company does not receive notice of revocation prior to the expiration of the Revocation Period, Employee shall have forever waived the right to revoke this Agreement, and this Agreement and all of its terms shall have full force and effect.

7.                                       Return of Property: The Employee shall return all Company property within Employee’s possession, custody, or control, including without limitation, all originals and copies of all materials and documents, all equipment, and all hardcopy and/or computer-based documents, books, records, videos, disks, data files, audio and video recordings, and other things pertaining to the Company or containing its information, whether obtained directly or indirectly from the Company and with or without its knowledge or consent (collectively, “the Company Information”). The Employee warrants and represents that he will not directly or indirectly duplicate, replicate, or otherwise retain any copies of any Company Information in any form or fashion.  Within three (3) business days of executing this Agreement, the Employee will return the Company Information by hand delivery to Robert Sarfatis, Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas  75201-4761.  Notwithstanding the foregoing provisions in this Section 7, Employee’s attorney(s) may retain information and documents provided to them by Employee in connection with seeking legal advice relating to this Agreement and his employment with the Company.

8.                                       Survival of Employment Terms; Restrictive Covenants: The contractual terms stated in Exhibit A that apply post-employment, including without limitation such terms stated in Sections 8 and 9 of Exhibit A (including subparts) pertaining to confidential Company information, non-competition, non-solicitation, media statements and non-disparagement (“Restrictive Covenants”), shall survive the execution of this Agreement and continue in full force and effect, subject to any modifications stated in this Agreement.

9.                                       Payment Termination; Liquidated Damages:  In the event that Employee commits a material breach of the Restrictive Covenants, the Company may forever terminate payment of all remaining Severance Proceeds payments, and the Employee shall become immediately liable to the Company for liquidated damages in the amount of ninety percent (90%) of all Severance Proceeds paid to Employee by the Company.  The Parties stipulate that such liquidated damages are reasonable considering that this Agreement has intrinsic value for the Company because of its complete confidentiality and other protections, and further considering that in the event of such a breach, the Company’s actual damages will be difficult and impractical to ascertain, so that the stated liquidated damages will be just and proper compensation for any damages caused by any breach for which this Section applies; provided, however, that the Company may make an election of remedies for actual damages, to the extent that it can prove recoverable actual damages in excess of the liquidated damages stated in this Section of the Agreement.  Notwithstanding any requirement that the Employee pay damages as provided in this Section, the remaining provisions of this Agreement will remain in full force and effect.

10.                                 Resignation; Securities Filings:  As of the Effective Date, the Employee resigns from his employment with the Company and all Company affiliates and subsidiaries, as applicable, and from any and all positions as an officer or director, or both, of the Company and all Company affiliates and subsidiaries.  This Agreement will be disclosed in an 8-K filing and/or other required securities filings with the Securities and Exchange Commission, as applicable.

11.                                 Waiver of Re-employment:  The Employee waives and releases forever any right or rights he might have to employment, reemployment, or reinstatement with the Company for now and any time in the future, and agrees not to seek or make application for employment with the Company.

12.                                 Section 409A Compliance:  This Agreement shall be construed and interpreted to the maximum extent possible in a manner to avoid any adverse tax consequences to Employee under Section 409A.  If the Company or Employee reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company and Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to:  (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or to preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A.

13.                                 Entire Agreement:  This Agreement constitutes the entire Agreement of the Parties with regard to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, with regard to the same subject matter, except for the Restrictive Covenants.  All prior and contemporaneous negotiations and agreements regarding the subject matter of this Agreement are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated, subject to the exceptions stated in this Section.  In the event of an irreconcilable conflict between the surviving provisions of Exhibit A and the provisions of this Agreement, this Agreement shall govern.  No representations, oral or written, are being relied upon by either Party in executing this Agreement other than the express representations set forth in this Agreement.  The Parties have each entered into this Agreement based on their own independent judgment.  This Agreement cannot be changed or terminated without the express written consent of the Parties.

14.                                 Non-Waiver:  One or more waivers of a breach of any covenant, term, or provision of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision; nor shall it be considered a waiver of any other then existing, preceding, or subsequent breach of a different covenant, term, or provision.

15.                                 Authority:  The Employee hereby acknowledges and expressly warrants and represents for himself, and for his predecessors, successors, assigns, heirs, executors, administrators, and legal representatives, as applicable, that he (a) is legally competent and authorized to execute this Agreement; (b) has not assigned, pledged, or otherwise in any manner, sold or transferred, either by instrument in writing or otherwise, any right, title, interest, or claim that he may have by reason of any matter described in this Agreement; (c) has the full right and authority to enter into this Agreement and to consummate the covenants contemplated herein; and (d) will execute and deliver such further documents and undertake such further actions as may reasonably be required to effect any of the agreements and covenants in this Agreement.  The Company hereby represents that this Agreement has been duly authorized by the Company and that the person executing this Agreement on behalf of the Company is authorized to execute this Agreement.

16.                                 Severability:  If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

17.                                 Attorneys’ Fees in the Event of Breach:  The Parties agree that should a Party to this Agreement make a claim against another Party to this Agreement for a breach of any provision of this Agreement, the prevailing Party shall be entitled to recover its attorneys’ fees, expenses, and costs.  The Parties hereby agree that each Party shall have the right to seek specific performance of this Agreement, and declaratory and injunctive relief.

18.                                 Governing Law; Exclusive Venue:  All questions concerning the construction, validity and interpretation of this Agreement and its exhibits will be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Texas, unless preempted by federal law or otherwise stated in this Agreement.  The Parties consent, stipulate and agree that the exclusive venue of any lawsuit, arbitration, or other proceeding referenced in, arising from, or related to this Agreement shall be Dallas, Texas.

19.           No Assignment:  The Employee shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Company.

20.           Successors and Assigns: All of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, if any, successors, and permitted assigns.  The merger or consolidation of the Company into or with any other entity shall not terminate this Agreement.

21.           Counterparts:  It is understood and agreed that this Agreement may be executed in multiple originals and/or counterparts, each of which shall be deemed an original for all purposes, but all such counterparts together shall constitute one and the same instrument.

22.           Headings:  The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

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IN WITNESS WHEREOF, THE PARTIES, INTENDING TO BE LEGALLY BOUND BY THIS AGREEMENT, HAVE DULY EXECUTED THIS AGREEMENT, AS OF THE DATES INDICATED BELOW:

COMPANY:	HEELING SPORTS LIMITED, A TEXAS LIMITED PARTNERSHIP
Address:	By:	Heeling Management Corp.,
Its sole general partner
3200 Belmeade Drive
Suite 100	By:	/s/ Lisa Peterson
Carrollton TX 75006	Name:	Lisa Peterson
	Title:	CFO

Date: February 9, 2009

EMPLOYEE:	DON CARROLL
Address:
/s/ Don Carroll
209 W. 2nd St. #365
Fort Worth, TX 76102	Date: February 10, 2009